Exhibit 99.1








                               PRESS RELEASE



                                             Contact:    Donald Fleming
                                                         Senior Vice President

February 27, 2003                            Contact #:  (718) 697-2813


ANNOUNCEMENT:   STATEN ISLAND BANCORP, INC. TO PRESENT AT KEEFE
                BRUYETTE & WOODS, INC. REGIONAL BANK SYMPOSIUM


STATEN ISLAND, NEW YORK - (NYSE: SIB), Staten Island Bancorp, Inc. (the "Company") announced today that it will participate in the Keefe, Bruyette & Woods, Inc. Eastern Bank Symposium in Boston on Wednesday, March 5, 2003.

The Company's presentation is scheduled to begin at 11:30 a.m. Eastern Time.
A simultaneous webcast of the Company's presentation, including the slide presentation and any follow-up questions and answers will be available on the Company's website, www.sibk.com. The webcast will be archived at the Company's web site and will be available through March 19, 2003. The webcast can also be accessed through the following website, www.kbw.com.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business in 42 states. On December 31, 2002, Staten Island Bancorp had $6.9 billion in total assets and $614.3 million of total stockholders' equity.